Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VINTAGE ALBANY ACQUISITION, LLC,

API TECHNOLOGIES CORP.,

API MERGER SUB, INC.,

AND

SENDEC CORP.

Dated as of January 9, 2011

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TABLE OF CONTENTS

(continued)

* * * * *

-ii-

TABLE OF CONTENTS

INDEX OF EXHIBITS

Page

Exhibit A – Certificate of Merger

Exhibit B – Form of Director and Officer Resignation Letter

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INDEX OF DEFINED TERMS

Term	Section

Action of Divestiture	5.4
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	1.6
API Defense	2.19
Audited Financials	2.7(a)
Balance Sheet Date	2.7(a)
Basket	7.3(a)
Books and Records	2.19
Business Day(s)	1.6
Business Facility	2.20(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2
Certificates	1.6
Charter Documents	2.1(a); 5.9(a)
China RoHS	2.20(a)
Claim Date	7.4(a)(i)
Closing	1.2
Closing Date	1.2
COBRA	2.22(a)
Code	1.6
Company	Preamble
Company Authorizations	2.17
Company Capital Stock	1.6
Company Common Stock	1.6
Company Employee Plan	2.22(a)
Company Intellectual Property	2.14(a)
Company Options	1.6
Company Product	1.6
Company Real Property	2.13(c)
Company Registered Intellectual Property	2.14(c)
Company SEC Reports	2.7(d)
Company Services	2.14(p)
Company Shares	1.7(a)
Company Sites	2.14(p)
Company Source Code	2.14(a)
Company Stockholder	1.6
Competing Transaction	4.2(a)
Confidential Disclosure Agreement	5.2
Confidential Information	2.14(a)
Conflict	2.5
Consultant Proprietary Information Agreement	2.14(l)
Contaminants	2.14(r)
Contract	1.6
Current Balance Sheet	2.7(a)
D&O Indemnified Party	5.9(a)
Databases	2.14(a)
Director and Officer Resignation Letter	5.6
Disclosure Schedule	Article II

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INDEX OF DEFINED TERMS

(continued)

Term	Section

DOL	2.22(a)
Dollars	1.6
Domain Names	2.14(a)
Earn-Out Amount	1.6
Effective Time	1.2
Employee	2.22(a)
Employee Agreement	2.22(a)
Employee Proprietary Information Agreement	2.14(l)
End Date	8.1(b)
Environmental Laws	2.22(a)
Environmental Permit	2.22(a)
Equipment	2.13(f)
ERISA	2.22(a)
ERISA Affiliate	2.22(a)
Exchange Act	1.6
Exchange Documents	1.6
Export and Import Approvals	1.6
Export and Import Control Laws	1.6
FAR	1.6
Financials	2.7(a)
FIRPTA Compliance Certificate	5.8
FMLA	2.22(a)
GAAP	1.6
Government Contract	1.6
Governmental Entity	1.6, 2.6
Governmental Official	1.6
Hazardous Material	2.20(a)
Hazardous Materials Activity	2.22(a)
HIPAA	2.22(a)
Indebtedness	1.6
Indemnifiable Matters	7.2(a)
Indemnified Parties	7.2(a)
Independent Directors	1.6
Intellectual Property Rights	2.14(a)
International Employee Plan	2.22(a)
Inventions	2.14(a)
IRS	2.22(a)
ISRA	2.20(h)
Jefferies	5.7
Knowledge	1.6
Known	1.6
Law	1.6
Lease Agreements	2.13(b)
Leased Real Property	2.13(b)
Liabilities	1.6
Liability	1.6
Lien	1.6

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INDEX OF DEFINED TERMS

(continued)

Term	Section

Loss	7.2(a)
Losses	7.2(a)
made available	1.6
Material Adverse Effect	1.6
Material Contract	2.15(b)
Material Contracts	2.15(b)
Merger	Recitals
New York Law	1.1
Notice Period	4.2(d)(ii)
Objection Deadline	7.4(b)(i)
Objection Notice	7.4(b)(i)
Officer’s Certificate	7.4(a)(i)
Open Source License	2.14(n)
Open Source Software	2.14(n)
Owned Real Property	2.13(a)
Parent	Preamble
Patent Rights	2.14(a)
Pension Plan	2.22(a)
Permitted Liens	1.6
Person	1.6
Personally Identifiable Information	2.14(p)
Plan	1.6
PTO	2.14(c)
Recent SEC Reports	Article II
Registered Intellectual Property	2.14(a)
Registration Rights Agreement	Recitals
Related Agreements	1.6
RoHS Directive	2.20(a)
SEC	1.6
Share Price	1.6
Shrink-Wrap Code	2.14(a)
Sub	Preamble
Subsidiary	1.6
subsidiary	1.6
Superior Proposal	1.6
Survival Date	7.1
Surviving Corporation	1.1
Surviving Representations	7.1
Systems	2.14(s)
Tail Period	5.9(b)
Target	Preamble
Target Merger	Recitals
Target Merger Agreement	Recitals
Tax	2.11(a)
Tax Incentive	2.11(b)(xiv)
Tax Returns	2.11(b)(i)
Taxes	2.11(a)

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INDEX OF DEFINED TERMS

(continued)

Term	Section

Technology	2.14(a)
Termination Fee	1.6
Third Party Claim	7.5
Third Party Expenses	5.7
Trademarks	2.14(a)
Unaudited Financials	2.7(a)
Unobjected Claim	7.4(b)(ii)
WARN	2.22(a)
WEEE Directive	2.22(a)
Works of Authorship	2.14(a)

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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 9, 2011 by and among Vintage Albany Acquisition, LLC, a Delaware limited liability company (“Parent”), API Technologies Corp., a Delaware corporation (the “Company”), API Merger Sub, Inc., a New York corporation and a wholly-owned subsidiary of the Company (“Sub”), and SenDEC Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Target”).

RECITALS

A. The Boards of Directors of each of Parent, Sub, Target and the Company believe it is advisable and in the best interests of each entity and their respective equity holders that the Company acquire Target through the statutory merger of Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) all of the issued and outstanding capital stock of Target and held by Parent shall be converted into the right to receive the consideration set forth herein.

C. The Company and Sub, on the one hand, and Parent and Target, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. Concurrently with the execution and delivery of this Agreement, Parent and Target have executed a delivered an Agreement and Plan of Merger (the “Target Merger Agreement”) whereby a subsidiary of Parent is to be merged with and into Target with Target surviving the merger (the “Target Merger”), which Target Merger is to go effective immediately prior to the Merger.

E. Immediately following the execution and delivery of this Agreement by the parties hereto and as a material inducement to the Company and Sub to enter into this Agreement, Parent, as the sole stockholder of Target, is delivering to the Company a true, correct and complete copy of an executed Action by Written Consent evidencing the approval of the Merger, this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

THE MERGER

1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the laws of the Business Corporation Law of the State of New York (“New York Law”), Sub shall be merged with and into Target, the separate corporate existence of Sub shall cease, and Target shall continue as the surviving corporation and as a wholly-owned subsidiary of the Company. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Department of State of the State of New York, in accordance with the applicable provisions of New York Law (the time of the filing of such Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of New York Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Surviving Corporation shall be identical to the certificate of incorporation of Target as in effect immediately prior to the Effective Time, until thereafter amended in accordance with New York Law and as provided in such certificate of incorporation.

(b) The bylaws of the Surviving Corporation shall be identical to the bylaws of Target, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with New York Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. The persons identified on Schedule 1.5(a) shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of New York Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Surviving Corporation. The persons identified on Schedule 1.5(b) shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold the office set forth opposite their respective names in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Certificates” shall mean certificates delivered pursuant to Section 6.2(e) (Certificate of the Company) and Section 6.2(h) (Certificate of Secretary of Company).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options, if any) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Product” shall mean all products and services developed (including products and services for which development is substantially completed), manufactured, delivered, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company since May 31, 2007.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, including all amendments, modifications and supplements thereto.

“Dollars” or “$” shall mean United States Dollars.

“Earn-Out Amount” shall have the meaning ascribed to it in the Target Merger Agreement.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Documents” shall mean(i) the Support Agreement dated February 6, 2006 among API Technologies Corp. and API Nanotronics Sub, Inc., (ii) Voting and Exchange Agreement dated February 6, 2006 among API Technologies Corp. and API Nanotronics Sub, Inc. and Equity Transfer & Trust Company, (iii) the Share Capital and Other Provisions included in the Articles of Incorporation of API Nanotronics Sub, Inc., and (iv) the Plan of Arrangement under Section 182 of the Business Corporations Act (Ontario) Involving and Affecting API Electronics Group Corp. and the holders of its common shares and options, as approved by the Ontario Superior Court of Justice on November 3, 2006.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. law, regulation or order governing (i) imports, exports, reexports or transfers of products, services, software or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“FAR” shall mean the Federal Acquisition Regulations.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Government Contract” shall mean (i) any Contract bidded on, solicited or entered into by or on behalf of the Company or any of its subsidiaries with a Governmental Entity or (ii) any Contract or subcontract bidded on, solicited or entered into by or on behalf of the Company or any of its subsidiaries, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

“Governmental Official” shall mean (i) any person, elected to a position in, appointed to a position with, or otherwise employed by, any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency, official office, or public international organization, including any political subdivision thereof (including public universities and hospitals); (ii) any person acting in an official capacity for or on behalf of a Governmental Entity; (iii) any candidate for political office; or (iv) any political party or official thereof.

“Indebtedness” shall mean and include all Liabilities and obligations, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums: (i) for borrowed money; (ii) evidenced by (or which would customarily be evidence by) notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) under capital leases; (v) all obligations for the reimbursement for any obligor or any letter of credit, banker’s acceptance or similar transaction; (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person or (vii) all obligations of the type referred to in clauses (i) through (v) which is secured by a lien on any property or asset of such person.

“Independent Directors” shall mean the independent directors of the Company within the meaning of Rule 5605(a)(2) of Nasdaq Stock Market, or if the Company Common Stock is listed on a national securities exchange other than the Nasdaq Stock Market, such similar definition of independent director within the rules of such other national securities exchange on which the Company Common Stock shall then be listed.

“Knowledge” or “Known” shall mean the actual knowledge of those Persons identified on Schedule 1.6(a)(i); provided, however, that such Persons shall be deemed to have actual knowledge of those matters reasonably expected to be known by them consistent with their respective positions.

“Law” shall mean any federal, state, local, whether domestic or foreign, statute, law (including common law), rule, regulation, ordinance, administrative ruling, order, code, directive or any other requirement or rule of law (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors).

“Liability” or “Liabilities” shall mean, with respect to any Person, all liabilities of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its subsidiaries, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, without duplication, with respect to the Company, unpaid Third Party Expenses.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“made available” shall mean that the materials in question have been posted by the Company on or before the second (2nd) Business Day prior to the date of this Agreement to, and have not been removed from, the virtual data room managed by the Company at the RR Donnelley Venue website rrdvenue.com, or those materials filed or furnished in a report (including reports on Forms 8-K, 10-Q, and 10-K), statements (including proxy statements), schedules and registration statements of the Company filed with the SEC that are publicly available on the website of the SEC.

“Material Adverse Effect” shall mean any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), or results of operations of such entity and its Subsidiaries (if any), taken as a whole; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse effect that results from changes attributable to conditions affecting the industries in which the Company participates (to the extent that such changes do not disproportionately adversely affect the Company or its Subsidiaries); (ii) any adverse effect that results from the Company taking any action at the written request of Parent; (iii) any changes in general economic or social conditions, including acts of terrorism, or the engagement by the United State in hostilities, (to the extent that such changes or engagement do not disproportionately adversely affect the Company or its Subsidiaries relative to other companies similarly situated in the industries in which the Company operates); (iv) Company’s failure to achieve its financial projections prior to the Closing Date (it being understood that the facts, conditions, changes, developments, events or effects giving rise or contributing to any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred); (v) any changes in Law (to the extent that such changes do not disproportionately adversely affect the Company or its Subsidiaries relative to other companies similarly situated in the industries in which the Company operates), (vi) any changes in financial, banking, or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index, in and of itself), (vii) changes in GAAP, or (viii) actions taken by third parties in connection with, or attributable to the announcement of this Agreement and the transactions contemplated by this Agreement, including any communication by Parent of its plans or intentions with respect to the Company.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been made in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested by appropriate proceedings (provided that appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property and which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used, (e) any right of way or easement related to public roads and highways which does not materially impair the occupancy or use of such real property for the purpose for which it is currently used, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation and (g) any Liens pursuant to Company Indebtedness set forth on Section 2.13(d) of the Disclosure Schedule.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s 2006 Equity Incentive Plan, as it has been amended from time to time.

“Related Agreements” shall mean the Key Employee Agreements, the Registration Rights Agreement and all other agreements and certificates entered into by the Company in connection with the Closing of the Merger and the transactions contemplated herein.

“SEC” shall mean the Securities and Exchange Commission.

“Share Price” shall mean, (i) if the Company Common Stock is then trading on a national securities exchange, the average closing sale price for the shares of Company Common Stock on such exchange for the five trading days immediately preceding the Claim Date, (ii) if the Company Common Stock is not then traded on a national securities exchange, but the price for which is quoted by one or more market makers over-the-counter (“OTC”) on the OTC Bulletin Board, the Pink Sheets or otherwise, the average of the closing bid and ask prices for the Company Common Stock on such over-the-counter market for the five trading days immediately preceding the Claim Date, or (iii) if the Company Common Stock is not then traded on a national securities or quoted by one or more market makers OTC, the price determined in good faith by a majority of the Independent Directors.

“Subsidiary” or “subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Superior Proposal” means a bona fide, unsolicited written Competing Proposal made by a Third Party for at least a majority of the outstanding shares of Company Capital Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote of the entire Board of Directors and after consultation with and considering the advice of outside legal counsel and a financial advisor of nationally recognized reputation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of such Competing Proposal and the Person making such Competing Proposal (including any termination fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing or regulatory approvals)), is more favorable to the holders of the Company Capital Stock than the transactions contemplated by this Agreement (taking into account any proposals made by Parent to amend the terms of this Agreement in response thereto).

“Termination Fee” shall mean $2,500,000.

1.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, Parent or Target, the shares of Target capital stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and will be converted automatically into the right to receive 22,000,000 shares of Company Common Stock (the “Company Shares”).

(b) Effect on Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.8 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, Target and the officers and directors of the Company, Parent, Target and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.9 Assignment of Rights and Delegation of Duties under Target Merger Agreement. At the Effective Time, all of Parent’s right, title and interest under the Target Merger Agreement, including its right to indemnification under Article VII thereof, is assigned, and all of Parent’s duties and other obligations and Liabilities under the Target Merger Agreement, including payment of the Earn-Out Amount when such amounts are due to be paid, are delegated, to the Company and the Company hereby assumes all of Parent’s duties and other obligations and Liabilities under the Target Merger Agreement at the Effective Time.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The representations and warranties in this Agreement are intended for use only by the parties to this Agreement and may not be relied upon by any other person for any reason. In each case where there is a reference to “notice” in connection with the representations, warranties, covenants and agreements of the Company and its subsidiaries, notice shall mean written notice.

Except as (i) set forth in the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent and Target and dated the date hereof (the “Disclosure Schedule”) or any other section of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure that such disclosure shall be deemed to be disclosed with respect to any other section or subsection of this Agreement, or (ii) disclosed in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than those furnished pursuant to Item 2.02 or Item 7.01) filed by the Company with the SEC pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forwarding looking in nature, in each case on or after May 31, 2007 and prior to the date of this Agreement (collectively, the “Recent SEC Reports”) (it being understood that any matter disclosed in any Recent SEC Report shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Disclosure Schedule), the Company hereby represents and warrants to Parent and Target as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the Company’s business as currently conducted except for such failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect to the Company and its Subsidiaries, taken as a whole. The Company has made available a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Company is not in violation of any of the provisions of its Charter Documents. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents not reflected therein.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise has conducted its business since May 31, 2007 (specifying the existence of Employees or facilities in each such state or jurisdiction).

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 8,201,003 shares are issued and outstanding, and one share of Special Voting Stock, of which one share is issued and outstanding. All outstanding shares of Company Capital Stock issued since November 6, 2006, are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no outstanding shares of Company Capital Stock that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as set forth in this Section 2.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b) Since November 6, 2007, except as set forth in Section 2.2(b) of the Disclosure Schedule, all outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, except to the extent failure to comply would not result in a Material Adverse Effect with respect to the Company, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents.

(c) Since November 6, 2006, except as set forth in Section 2.2(c)of the Disclosure Schedule and except for the Plan, the Company has not adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. As of the date hereof, the Company has reserved 5,875,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 1,591,934 shares are issuable upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, and (iii) 4,283,066 shares remain available for future grant. Section 2.2(c) of the Disclosure Schedule sets forth, as of the date hereof, for each outstanding Company Option the name of the holder of such option or award, the type of entity of such holder, the type and number of shares of Company Capital Stock issuable upon the exercise of such option or award, the exercise price of such option or award, the date of grant of such option or award, the vesting schedule for such option or award, including the extent vested to date and whether (and to what extent) the vesting of such option or award is subject to acceleration as a result of the transactions contemplated by this Agreement and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. True and complete copies of all agreements and instruments relating to or issued under the Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d) Other than as set forth in Section 2.2(c) of the Disclosure Schedule, as of the Closing, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(e) Other than as set forth in Section 2.2(c) of the Disclosure Schedule and the Exchange Documents, and to the Company’s Knowledge, except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Except as set forth in Section 2.2(c) of the Disclosure Schedule there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock.

(f) The Company Shares, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and will not be subject to any preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

2.3 Subsidiaries.

(a) Section 2.3(a) of the Disclosure Schedule lists each Person in which the Company owns any shares of capital stock or any equity interest in, or controls, directly or indirectly, any Person, other than any Person required to be listed in Section 2.3(b) of the Disclosure Schedule. The Company has provided to Parent true, correct and complete copies of all charter, bylaw and other organizational documents of all such entities listed in Section 2.3(a) or Section 2.3(b) of the Disclosure Schedule.

(b) Section 2.3(b) of the Disclosure Schedule lists each subsidiary of the Company.

(c) Since November 6, 2006, the Company has not dissolved a subsidiary of the Company.

(d) Each subsidiary of the Company has the corporate power to own its properties and to carry on its business as currently conducted.

(e) Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing (in any jurisdiction that recognizes the concept of good standing) under the laws of the jurisdiction of its incorporation or organization.

(f) Except as set forth in Section 2.3(f) of the Disclosure Schedule, each subsidiary of the Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction (to the extent such jurisdiction recognizes the concept of good standing) in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing materially necessary.

(g) Section 2.3(g) of the Disclosure Schedule lists the directors and officers of each subsidiary of the Company as of the date of this Agreement.

(h) Except as set forth in Section 2.3(h) of the Disclosure Schedule, the operations now being conducted by each subsidiary of the Company are not now and have never been conducted under any other name.

(i) Except as set forth in Section 2.3(i) of the Disclosure Schedule, all of the outstanding shares of capital stock of each subsidiary of the Company are owned of record and beneficially by the Company free and clear of any Liens. Except as set forth in Section 2.3(i) of the Disclosure Schedule, all outstanding shares of stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the organizational documents of such subsidiary, or any Contract to which such subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each subsidiary of the Company is a party or by which it is bound obligating such subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such subsidiary or obligating such subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the subsidiaries of the Company. Neither the Company nor any of its subsidiaries has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Stockholders are not required to approve this Agreement and the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Date will be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible) or any Law. Section 2.5 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any material Contracts with the Company that are required thereunder in connection with the Merger, or for any such material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company under such material Contracts from and after the Closing. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any material Contract with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Certificate of Merger as provided in Section 1.2 hereof, (c) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (d) such consent as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country, and (e) such consents, waivers and approvals as are set forth in Section 2.5 or Section 2.6 of the Disclosure Schedule.

2.7 Company Financial Statements and SEC Reports.

(a) The (i) audited consolidated balance sheets as of May 31, 2010 and 2009, and the related audited consolidated statements of operations, cash flows and changes in shareholders’ equity for the two years in the period ended May 31, 2010 (the “Audited Financials”) contained in the Recent SEC Reports and (ii) unaudited consolidated balance sheet as of August 31, 2010 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the three months then ended (the “Unaudited Financials” and collectively with the Audited Financials, the “Financials”) contained in the Recent SEC Reports (i) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of the Company and its Subsidiaries’ operations and cash flows for the periods indicated therein, subject, in the case of the Unaudited Financials, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC, and (ii) were prepared in accordance with GAAP consistently applied throughout the periods indicated, except as may be indicated in the notes thereto, and consistent with each other (except with respect to the Unaudited Financials as may be permitted by the SEC for Quarterly Reports on Form 10-Q). The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The Company and its subsidiaries maintain accurate Books and Records reflecting their assets and Liabilities and maintain proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, (iv) the reporting of their assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Company’s Knowledge, the Company does not have any significant deficiencies or material weaknesses in its internal control over financial reporting that have not been remediated prior to the date of this Agreement.

(c) Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(d) Except as set forth in Section 2.7(d) of the Disclosure Schedule, the Company has timely filed all forms, statements, schedules, reports and documents with the SEC that have been required to be filed by it under applicable Laws on or after May 31, 2007 and prior to the date hereof, and the Company will file prior to the Effective Time all forms, statements, schedules, reports and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with all exhibits, annexes, appendixes and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent updated, corrected or disclosed in a subsequently filed Company SEC Report filed prior to the date hereof.

(e) The Company maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are intended to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

2.8 No Undisclosed Liabilities. The Company does not have any Liability of any type, whether accrued, absolute, contingent or, matured, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, (iii) were incurred in connection with the transactions contemplated by this Agreement, or (iv) are not material to the Company and its Subsidiaries, taken individually or as a whole. Except as set forth in Section 2.8 of the Disclosure Schedule or the Current Balance Sheet, the Company has no outstanding material Indebtedness as of the date hereof.

2.9 Accounts Receivable. All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement outside the ordinary course of the Company’s business and, to the Company’s Knowledge, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied). No Person has any Lien other than Permitted Liens on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

2.10 No Changes. Since the Balance Sheet Date, except as set forth in Section 2.10 of the Disclosure Schedule or as expressly permitted under, required or specifically consented to by Parent pursuant to Section 4.1 or Section 4.3 hereof, there has not been, occurred or arisen any:

(a) material transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents except as expressly contemplated by this Agreement;

(c) payment, discharge, waiver or satisfaction, in any amount in excess of $100,000 in any one case, or $300,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or loss of a material customer of the Company (whether or not covered by insurance);

(e) material employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor disputes or claims of wrongful discharge or other unlawful employment or labor practice or action by the Company;

(f) adoption of or change in accounting policies or procedures (including any change in the policies or procedures for reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, or billing and invoicing policies) by the Company, except as required by GAAP;

(g) making of or change in any Tax election, adoption of or change in any Tax accounting method, settlement or compromise of any Tax claim or assessment or entering into any closing agreement in respect of Taxes, filing of any amended Tax Return, or consent to the waiver or extension of the limitations period for any Tax claim or assessment;

(h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock (other than dividends from a Company Subsidiary to the Company), or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(i) (A) termination or material extension, or material amendment, material waiver or material modification of the terms, of any Material Contract not required by the terms thereof or (B) breach of or default under any Material Contract or the occurrence of any event or condition which, with the giving of notice or the passage of time or both, could constitute such a breach or default;

(j) except in the ordinary course of business, sale, lease, sublease, license or other disposition of any real property or any material assets (whether tangible or intangible) or material properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any Lien other than Permitted Liens in such material assets or material properties other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements (as defined below);

(k) loan by the Company to any Person, incurring by the Company of any Indebtedness for borrowed money, guaranteeing by the Company of any Indebtedness for borrowed money, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices;

(l) waiver or release of any material right or claim of the Company;

(m) commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

(n) issuance or sale, or Contract or undertaking to issue or sell, by the Company or any of its subsidiaries of (i) any shares of Company Capital Stock or shares of capital stock of any of its subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its subsidiaries, or (ii) any securities, warrants, options or rights to purchase any of the foregoing, except in accordance with the agreements evidencing Company Options or the Exchange Agreements;

(o) receipt by the Company of written notice of any claim or potential claim of ownership by any Person other than the Company of Company Intellectual Property (as defined below) or of infringement by the Company of any other Person’s Intellectual Property Rights (as defined below);

(p) (i) sale or license of any Company Intellectual Property or Company Products or execution of any agreement with respect to the Company Intellectual Property or Company Products with any Person other than in the ordinary course of business and consistent with past practices, or (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to the Intellectual Property Rights of any Person (other than Shrink-Wrap Code), other than in the ordinary course of business and consistent with past practices, (iii) agreement with respect to the development of any Intellectual Property Rights with a third party, other than in the ordinary course of business and consistent with past practices, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company other than changes in pricing or royalties made in the ordinary course of business and consistent with past practices;

(q) hiring or termination of any Employee of the Company with base compensation in excess of $100,000, promotion, demotion or other change to the employment status or title of any office of the Company or resignation or removal of any director of the Company;

(r) (i) increase in or decrease in or other change to the salary, wage rates, bonuses, or fringe benefits or other compensation (including equity based compensation) payable or to become payable by the Company to any of its Employees with base compensation in excess of $100,000, other than increases in compensation made in the ordinary course of business, (ii) declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) by the Company of a severance payment, change of control payment, termination payment, bonus, special remuneration or other additional special salary or compensation (including equity based compensation), in each case to any of its, Employees, (iii) promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or (iv) adoption, termination or amendment of any Company Employee Plan, Employee Agreement (other than the execution of the Company’s standard at-will offer letter) or collective bargaining agreement;

(s) any action to accelerate the vesting schedule or extend the post-termination exercise period of any Company Options or any Company Common Stock or any similar equity awards;

(t) receipt of any notice from any third party having a material business relationship with the Company of its intent to terminate that business relationship or materially modify such relationship in a manner that is materially detrimental to the Company’s business;

(u) circumstance, change, event or effect of any character that has had or is reasonably likely to have a Material Adverse Effect with respect to the Company; or

(v) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (u) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, and similar assessments, charges, duties (including stamp duty), and impositions, imposed by any Governmental Entity in the nature of Taxes, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company has (a) prepared and timely filed or caused to be filed (taking into account any valid extensions) all material required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including any amendments or attachments thereto (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations, and such Tax Returns are true and correct in all material respects and (b) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return).

(ii) The Company has paid or withheld with respect to its Employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld, and has timely paid over any such Taxes over to the appropriate authorities, and will pay or withhold (and pay over) such Taxes that are required to be paid or withheld with respect to any transaction or event occurring or payment made to such payees up to and including the Closing Date.

(iii) The Company is not delinquent in the payment of any Tax which is still due and owing, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No claim has ever been made by any Tax authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. No adjustment relating to any Tax Return filed by the Company has been proposed by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to Taxes under discussion between any taxing authority and the Company.

(v) As of the Balance Sheet Date, the Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any material liability for Taxes since the Balance Sheet Date other than Taxes incurred in the ordinary course of business.

(vi) The Company has made available to Parent copies of all material Tax Returns for the Company for the fiscal year 2008 and thereafter.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens.

(viii) The Company has not been, within the last five (5) years, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(x) The Company has not engaged in a reportable transaction under Treasury Regulation Section 1.6011-4(b), including a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2). The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein which could give rise to a substantial Understatement of Tax within the meaning of Section 6662 of the Code.

(xi) The Company has (a) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (c) no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by operation of law, by contract, or otherwise, and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any Tax period or portion thereof after the Closing as a result of any (a) change in method of accounting under Section 481 of the Code for any Tax period or portion thereof ending on or prior to the Closing, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred inter-company gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition consummated prior to the Closing, or (e) prepaid amount received prior to the Closing.

(xiii) The Company uses the accrual method of accounting for income Tax purposes.

(xiv) The Company is in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xv) Except as set forth in Section 2.11(xv) of the Disclosure Schedule, the Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country.

(xvi) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Executive Compensation Tax. Except as set forth in Section 2.11(c) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any individual, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code.

(d) 409A Compliance. Except as set forth in Section 2.11(d) of the Disclosure Schedule, since November 2006, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, based on a reasonable valuation method, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant.

2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of (i) prohibiting or impairing (A) any business practice of the Company, (B) any acquisition of property (tangible or intangible) by the Company, or (C) the conduct of business by the Company, or (ii) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract containing exclusivity or noncompetition provisions binding the Company or under which the Company is otherwise restricted from selling, licensing, manufacturing, delivering or otherwise distributing or commercializing any of its Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company owns the real property set forth on Section 2.13(a)(i) of the Disclosure Schedule (“Owned Real Property”) and neither the Company nor any of its Subsidiaries owns or, except as set forth in Section 2.13(a)(ii) of the Disclosure Schedule, has since May 31, 2007 owned any real property.

(b) Section 2.13(b)(i) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to real property (“Lease Agreements”) currently leased, subleased or licensed by or from the Company or its subsidiaries or otherwise used or occupied by the Company or its subsidiaries (the “Leased Real Property”), including all amendments, terminations and modifications thereof and there are no other Lease Agreements to which the Company is bound and except as set forth in Section 2.13(b)(i) of the Disclosure Schedule neither the Company nor any of its subsidiaries occupies or has a right to occupy any real property other than the Owned Real Property or pursuant to such Lease Agreements. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due, except as set forth in Section 2.13(b) of the Disclosure Schedule. Except as set forth in Section 2.13(b)(ii) of the Disclosure Schedule, the Lease Agreements for the Leased Real Property are valid, binding, and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 2.13(b)(ii) of the Disclosure Schedule, neither the Company nor any subsidiary has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Except for the Company Real Property, and no employees, inventory or other material tangible property of the Company or any of its Subsidiaries is located at or on any real property, other than the Company Real Property. There is no default (and no circumstance which, with the passage of time, the giving of notice, or both, would result in a default) by the Company or a subsidiary, or, to the Knowledge of the Company, by any other party, under any Lease Agreement or with respect to any Leased Real Property.

(c) The Company has provided Parent with true, correct and complete copies of all Lease Agreements. The Company or its subsidiaries currently occupies all of the Leased Real Property and Owned Real Property (collectively, the “Company Real Property”), and there are no other parties occupying, or with a right to occupy, the Company Real Property. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise adversely affect the continued use and possession of the Company Real Property for the conduct of business as presently conducted. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company Real Property is in reasonably good operating condition and repair and is suitable for the conduct of the business as presently conducted therein in all material respects. Neither the operation of the Company nor any of its subsidiaries on the Company Real Property, nor to the Company’s Knowledge, such Company Real Property violate, in any material respect, any Law relating to such property or operations thereon. Neither the Company nor any of its subsidiaries could be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company and each of its Subsidiaries has performed its obligations in termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Company Real Property. To the Company’s Knowledge, there is no pending or threatened condemnation or similar proceeding or special assessments or improvements or activities of any public or quasi-public body which may give rise to any special assessment against any Company Real Property. Neither the Company nor any of its subsidiaries has received any notice from any insurance company of any defects or inadequacies in any Company Real Property or any part thereof which could materially and adversely affect the insurability of such Company Real Property or the premiums for the insurance thereof or requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(d) Except as would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in the Leased Property and all of its other material tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except (i) Permitted Liens, and (ii) such non-monetary imperfections of title, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby. Section 2.13(d) of the Disclosure Schedule sets forth all Liens in connection with Company Indebtedness.

(e) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in the Leased Property and all of its other tangible properties and assets, real, personal and mixed, used or held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except for (i) Permitted Liens, (ii) Liens for Taxes not yet due and payable, and (iii) such non-monetary imperfections of title, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby. Section 2.13(e) of the Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used and/or held for use in the conduct of the business of the Company with an individual value of more than $50,000.

(f) Section 2.13(f) of the Disclosure Schedule lists all items of equipment (the “Equipment”) owned or leased by the Company with an individual value of more than $100,000. Except as set forth in Section 2.13(e), such Equipment, and the Leased Real Property is all of the tangible real and personal property reasonably required for, and is otherwise adequate for, the conduct of the business of the Company as currently conducted.

2.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights, including Registered Intellectual Property that are owned or purported to be owned by the Company.

“Company Source Code” means any software source code, any material portion or aspect of software source code, or any proprietary algorithm contained in any software source code, of any Company Intellectual Property or any Company Product.

“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology in any jurisdiction, including without limitation: (1) rights in, arising out of, or associated with Works of Authorship, including without limitation rights in databases and rights granted under the Copyright Act; (2) rights in, arising out of, or associated with Databases; (3) rights in, arising out of, or associated with Inventions, including without limitation rights granted under the Patent Act (“Patent Rights”); (4) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act; (5) rights in, arising out of, or associated with Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act; (6) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, privacy, and publicity; (7) rights of attribution and integrity and other moral rights of an author; and (8) rights in, arising out of, or associated with Domain Names.

“Registered Intellectual Property” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations).

“Technology” shall mean all forms of technology, including any or all of the following: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (iv) databases, data compilations and collections and technical data (“Databases”); (v) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks (“Trademarks”); (vi) domain names, web addresses and sites (“Domain Names”); and (vii) devices, prototypes, designs and schematics.

(b) Technology. Except as set forth on Section 2.14(b) of the Disclosure Schedule, all Technology used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was (i) written and created by employees of the Company acting within the scope of their employment, (ii) written and created by third parties who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and no third party owns or has any ownership interest in any of the Company Intellectual Property or (iii) licensed by the Company from third parties, which licenses, other than Shrink Wrap Code, are set forth on Section 2.14(f) of the Disclosure Schedule.

(c) Registered Intellectual Property. Section 2.14(c) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company (“Company Registered Intellectual Property”) and all material unregistered trademarks used by the Company with respect to Company Products, and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the material Company Registered Intellectual Property. The Company has recorded each assignment of material Registered Intellectual Property that is material to the Company by a third Person that is included within the Company Registered Intellectual Property with each relevant Governmental Patent, Trademark or Copyright Entity in accordance with applicable laws and regulations.

(d) Transferability of Company Intellectual Property. All material Company Intellectual Property will continue to be as fully transferable, alienable and licensable by the Company after the Closing without restriction and without payment of any kind to any third party, as it was prior to Closing.

(e) Title to and Enforceability of Company Intellectual Property. Except as set forth in Section 2.14(e) of the Disclosure Schedule, the Company is the sole and exclusive owner of each item of all material Company Intellectual Property. No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, stipulation, or Lien that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use, or enforceability of such Company Intellectual Property. To the Company’s Knowledge, the Registered Intellectual Property included in the Company Intellectual Property is valid and enforceable. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of any material Intellectual Property Rights included in the Company Intellectual Property. The representations and warranties of this Section 2.14(e) apply except as set forth in Section 2.14(e) of the Disclosure Schedule.

(f) Third Party Intellectual Property Rights. Other than Technology and Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software (as defined below) listed in Section 2.14(n) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code, and (iii) the licenses set forth in Section 2.14(f) of the Disclosure Schedule, the Company Intellectual Property includes all Technology and Intellectual Property Rights that are material to the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, delivery, use, marketing, import for resale, distribution, licensing out and sale of any Company Product. The Company owns, or possesses licensed copies of, all material Technology that is used in or necessary to the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company.

(g) Standard Form Agreements. Other than those entered into in the ordinary course of business consistent with past practice, Section 2.14(g) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party and under which the Company has granted, licensed or provided any Company Intellectual Property and/or Technology to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property and Technology for the sole benefit of the Company).

(h) No Infringement by the Company. The operation of the business of the Company as currently conducted or as currently contemplated to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product by the Company, to the Knowledge of the Company with respect to patents only, does not infringe or misappropriate, and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or the Company following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in Section 2.14(h) of the Disclosure Schedule, the Company has not received written notice from any Person claiming that such operation or any act, any Company Product, or any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

(i) Third Party Rights. Except as set forth in Section 2.14(i) of the Disclosure Schedule, no third party that has licensed material Intellectual Property Rights or provided any material Technology to the Company has retained sole ownership of or any exclusive license rights to any material Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company thereof under such license.

(j) Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) Parent, the Company or any of their subsidiaries to grant to any third party any right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights owned by the Company as of the Closing Date), (ii) Parent, the Company or any of its subsidiaries, to be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company is not a party) or (iii) the Company or any of its subsidiaries to be obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby; provided, however, that the representations made in this Section 2.14(j) shall not be deemed breached as a result of the operation of provisions contained in any agreement to which Parent is a party but to which the Company or its subsidiaries is not, or by any actions taken by Parent or the Surviving Corporation, or as a result of the operation of provisions contained in agreements identified in Section 2.14(j) of the Disclosure Schedule.

(k) No Third Party Infringement. Except as set forth in Section 2.14(k) of the Disclosure Schedule, to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(l) Proprietary Information Agreements. Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been made available to Parent. Since May 31, 2008, the Company has taken reasonable efforts, and to the Company’s Knowledge reasonable efforts were made before May 31, 2008, to obtain from all current and former employees of the Company, and all current and former consultants of the Company who have been involved in the creation or development of material Technology for the Company, have executed the applicable form of agreement. The Company has taken reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company.

(m) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Intellectual Property and no Company Intellectual Property was developed pursuant to the requirements of a Government Contract. Neither the United States Government, nor any other Governmental Entity, has rights in the Company Intellectual Property or Company Products other than (i) the standard commercial rights that the Company grants to commercial end users of Company Products in the ordinary course of business, and (ii) the licenses set forth in Section 2.14(m) of the Disclosure Schedule (specifying, for each such license, (1) the contract(s) under which the license is granted, (2) the Governmental Entity and agency that is licensed, (3) the nature and scope of the license (e.g., restricted rights, limited rights, government purpose rights, unlimited rights), and (4) the specific elements of the Company Intellectual Property that are subject to the license. Notwithstanding the disclosures made in Section 2.14(m) of the Disclosure Schedule, the rights of any Governmental Entities do not include, or otherwise implicate the Company’s rights to, the source code and/or binaries for the Company Products, or any other material Company Intellectual Property.

(n) Open Source Software. “Open Source License” means (i) any so-called “open source”, “copyleft”, “freeware”, or “general public” license, (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (b) that requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (1) be distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, (3) be distributed at no charge, or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers). Section 2.14(n) of the Disclosure Schedule lists all software that is distributed under an Open Source License (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper, and the Apache License) (collectively, “Open Source Software”) that has been incorporated or used in the development or delivery of into any Company Product in any way and describes the manner in which such Open Source Software was incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Intellectual Property). Except as set forth in Section 2.14(n) of the Disclosure Schedule, the Company has not used Open Source Software in any manner that (i) requires the disclosure or distribution in source code form of any material Company Intellectual Property, (ii) requires the licensing of any material Company Intellectual Property for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any material Company Intellectual Property, (iv) grants, or purports to grant, to any third party, any rights or immunities under material Intellectual Property Rights owned by the Company, (v) creates, or purports to create, obligations for the Company with respect to material Intellectual Property Rights owned by the Company, or (vi) imposes any other material limitation, restriction, or condition on the right of the Company to use or distribute any material Company Intellectual Property. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(o) Company Source Code. The Company owns or has valid licenses to and possesses the source code for all Company Products and any other software or products distributed and presently supported by the Company. Neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company.

(p) Personally Identifiable Information. Section 2.14(p) of the Disclosure Schedule generally describes general categories of all Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”), and through any services provided to customers of the Company (“Company Services”). “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify an individual. To the Company’s Knowledge, the Company has complied with all applicable laws, its internal privacy policies, contractual obligations, and third party privacy policies which the Company has been contractually obligated to comply with, relating to (i) the privacy of users of Company Sites and Company Products; and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information. The execution, delivery and performance of this Agreement does not violate the Company’s privacy policies or any applicable laws relating to privacy. Copies of all current and prior privacy policies of the Company that apply to the Company Sites, Company Products, or the Company Services are attached to Section 2.14(p) of the Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(q) Protection of Personally Identifiable Information. With respect to all Personally Identifiable Information described in Section 2.14(p) of the Disclosure Schedule, the Company has at all times taken reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(r) Contaminants. The Company uses industry standard methods to keep Company Products (and all parts thereof) and the Technology used to deliver all Company Products free and prevent the introduction of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product and the Technology used to deliver all Company Products (or all parts thereof) or data or other software of users (“Contaminants”). To the Company’s Knowledge, the Company Products are free of Contaminants.

(s) Systems. The computer, information technology and data processing systems, facilities and services used by the Company, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in reasonably good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company. Except as set forth in Section 2.14(s) of the Disclosure Schedule, all material Systems (to the extent operated by or dedicated to the Company), other than software that is duly and validly licensed to the Company pursuant to a valid and enforceable Contract, are owned and operated by, or are under the control of, the Company.

(t) Security Breaches. The Company has taken reasonable steps to protect the Systems from Contaminants and to preserve the availability, security, and integrity of the Systems, and the data and information stored thereon (including protecting such Systems from infection by Contaminants and from access by unauthorized Persons). To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Systems.

2.15 Agreements, Contracts and Commitments.

(a) Excluding Government Contracts, except as set forth in Section 2.15(a) of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, or bound by:

(i) (A) any employment, contractor or consulting agreement, contract or commitment with any Employee or salesperson with base annual compensation in excess of $100,000, (B) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee where the cost to the Company pursuant to any one such agreement, contract or commitment is in excess of $25,000 or $250,000 in the aggregate for all agreements, contracts or commitments in which such amount is not in excess of $25,000, or (C) any consulting or sales agreement, contract, or commitment with a firm or other organization where the cost to the Company pursuant to such agreement, contract or commitment is in excess of $25,000;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of any real or personal property other than leases for equipment in the ordinary course of business for which annual lease payments do not exceed $100,000 annually;

(v) any agreement of indemnification outside of the ordinary course of business or guaranty;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or contract for the purchase of materials or services other than non-material purchase orders or contracts entered into in the ordinary course of business consistent with past practice;

(x) any joint marketing or affiliate agreement other than non-material joint marketing or affiliate agreements entered into in the ordinary course of business consistent with past practice;

(xi) any material dealer, distribution, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;

(xii) any joint venture or joint development arrangement;

(xiii) any nondisclosure, confidentiality or similar agreement, other than nondisclosure agreements substantially in the form of the Company’s standard form which is attached hereto as Schedule 2.15(a)(xiii) or on the standard form of the Company’s vendors or customers or confidentiality provisions substantially in the form contained the Company’s standard form agreements or in Contracts otherwise disclosed in this Section 2.15(a);

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar terms;

(xv) any material Contract with one of the Company’s top 10 customers determined by revenue received from such customer for the fiscal year ended May 31, 2010 or top 10 suppliers determined by money spent for the fiscal year ended May 31, 2010; or

(xvi) any other agreement, contract or commitment that involves $100,000 individually or $300,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) The Company has made available to Parent true and complete copies of each Contract required to be disclosed pursuant to Sections 2.2, 2.12, 2.13, 2.14 and 2.15(a) (each a “Material Contract” and collectively, the “Material Contracts”) and each of the other documents listed on the Disclosure Schedule.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. The Company is in compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. As of the date hereof, there are no new Contracts being actively negotiated that would be required to be listed in Section 2.15(a).

(d) The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract.

(e) Except as set forth in Section 2.15(e) of the Disclosure Schedule, all outstanding Indebtedness for borrowed money of the Company may be prepaid without penalty.

2.16 Interested Party Transactions. Except as set forth in the Recent SEC Reports and in Section 2.16 of the Disclosure Schedule, there are no transactions with any officer, director or Company Stockholder (or, to the Company’s Knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) that were required to be disclosed on the Recent SEC Reports or that would be required to be disclosed under Item 404 of Regulation S-K in the Company’s annual report on Form 10-K for fiscal 2011 or proxy statement for its next annual meeting of stockholders.

2.17 Company Authorizations. Except to the extent disclosed on the Disclosure Schedules in response to another item in this Article II, Section 2.17 of the Disclosure Schedule sets forth each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s businesses as currently conducted or the holding of any such interest (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in compliance in all material respects with all such Company Authorizations

2.18 Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no material action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such), nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such) by or before any Governmental Entity, nor to the Knowledge of the Company are there any presently existing facts or circumstances that would constitute a reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. To the Knowledge of the Company, there is no material action, suit, claim or proceeding of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to laws of the State of New York to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.19 Minute Books. The minute books of the Company and API Defense USA, Inc. (“API Defense”) all of which have been made available to Parent, contain true, correct and complete records, in all material respects, of all meetings held of, and corporate action taken by, the Company Stockholders, the Board of Directors and committees of the Board of Directors of the Company since May 31, 2007, and no meeting of any such Company Stockholders, Board of Directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books since May 31, 2007. The Company and its subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company and its subsidiaries (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and each of its subsidiaries will be in the possession of the Company.

2.20 Environmental Matters.

(a) For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Hazardous Material” is any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, safety, reproduction or the environment.

“Business Facility” is any property including the land, the improvements thereon, the soil and groundwater thereunder, indoor or ambient air, and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any subsidiary in connection with the operation of the business.

“Environmental Laws” are all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the Restriction on the Use of Hazardous Substances (“RoHS Directive”), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended at any time.

“Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including, but not limited to, so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including, but not limited to, RoHS, WEEE, and China RoHS).

“Environmental Permit” is any approval, permit, registration, certification, license, waiver, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any subsidiary.

(b) As of the Closing, except in compliance with Environmental Laws and in a manner that would not subject the Company or any subsidiary to material liability, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary. Except as set forth in Section 2.20(b) of the Disclosure Schedule, there are no aboveground or underground storage tanks, sumps, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any subsidiary or as a consequence of the acts of the Company, any of its subsidiaries, or their agents.

(c) The Company and its subsidiaries have conducted all Hazardous Material Activities relating to the business in compliance in all material respects with all applicable Environmental Laws, including without limitation ROHS, WEEE, and China RoHS. To the best of the Company’s Knowledge, the Hazardous Materials Activities of the Company and its subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person, and there have been no claims by any employees at any time that the Hazardous Materials Activities of the Company or its subsidiaries with respect to the business have resulted in any such exposure.

(d) Section 2.20(d) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and any subsidiary and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company and its subsidiaries relating to the business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. For the five (5) year period prior to Closing, the Company and its subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities. To the best of the Company’s Knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. Except as set forth in Section 2.20(d) of the Disclosure Schedule, the execution of this Agreement and any Related Agreements and the consummation of the transactions contemplated hereby will not require the filing of any notices with any Governmental Entities to transfer, change, or obtain any new Environmental Permits with respect to the business. All Environmental Permits and all other consents and clearances required by any Environmental Law or any agreement to which the Company or any subsidiary is bound as a condition to the performance of this Agreement, have been obtained or will be obtained prior to Closing at no cost to Parent.

(e) Except as set forth in Section 2.20(e) of the Disclosure Schedule, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company’s knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any subsidiary relating to the business, or any Business Facility.

(f) Neither the Company nor any subsidiary is aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on the business or financial status of the Company or any subsidiary. Except as set forth in Section 2.20(f) of the Disclosure Schedule, neither the Company nor any subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any subsidiary.

(g) The Company has made available to Parent all records, reports, emails, orders, investigations, notices, sampling results and other documents in the Company’s and its subsidiaries possession, including without limitation those described in Section 2.20(g) of the Disclosure Schedule, concerning (i) the Hazardous Materials Activities of the Company and its subsidiaries relating to the business, (ii) the presence (or absence) of Hazardous Materials at any Business Facility at any time, and (iii) any environmental site assessments or audits of any Business Facility. The Company and its subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

(h) The execution and delivery of this Agreement and any Related Agreements to which the Company and its subsidiaries are a party and the consummation of the transactions contemplated hereby will not subject the Company or any of its subsidiaries to any requirements of the New Jersey Industrial Site Recovery Act (“ISRA”) or require the filing of any notices or any other documents pursuant to the ISRA.

2.21 Brokers’ and Finders’ Fees. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, or will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (other than regular wages and salaries in the normal course of business), severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind (other than regular wages and salaries in the normal course of business), whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company any ERISA Affiliate has or may have any Liability and any International Employee Plan.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any Liability.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any commitment to establish or enter into any new Company Employee Plan or Employee Agreement or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

(c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable law in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable law with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (viii) model COBRA forms and related notices, (ix) policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) the most recent IRS (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan that is intended to be tax qualified and (xii) each affirmative action plan, if applicable.

(d) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under, is not in default or violation of, and, as of the date hereof, the Company has no Knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state law applicable to its Employees or compliance with those provisions has been delegated to a third-party administrator, and the Company is not aware of any non-compliance by such administrator. The Company has no material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness of any Employee, (iii) materially increase any benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Parachute Payments. Except as set forth in Section 2.22(k) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(l) Employment Matters. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, and in each case, since May 31, 2007, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, to Company’s Knowledge, threatened against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to Company’s Knowledge, threatened claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate other than claims for severance pay and benefits as set forth below. Section 2.22(l) of the Disclosure Schedule lists all Liabilities of the Company to any Employee that will result from the termination by the Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof, excluding claims under the WARN Act and similar state statutes. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any current employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge threatened relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. Except as set forth in Section 2.22(m) of the Disclosure Schedule, the Company has not taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. Except as set forth in Section 2.22(m) of the Disclosure Schedule, no terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n) No Interference or Conflict. To the Knowledge of the Company, director, officer, employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(o) No International Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.

(p) Certain Employee Matters. Section 2.22(p) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof with base compensation in excess of $100,000 and shows with respect to each such employee (i) the employee’s name, position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) leave status (including type of leave, expected return date for non disability related leaves and expiration dates for disability leaves), (iv) visa status, (v) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee and (vi) any severance or termination payment (in cash or otherwise) to which any employee could be entitled. To the Knowledge of the Company, no employee listed on Section 2.22(p) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

(q) Section 2.22(q) of the Disclosure Schedule lists (i) all material current and former independent contractors, consultants and advisors to the Company, since May 31, 2007, (ii) the location at which such independent contractors, consultants and advisors have been or are providing services; (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors; and (iv) the start and termination date of any agreement binding any Person that has a consulting or advisory relationship with the Company. Except as set forth on Section 2.22(q) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past two (2) years and remain in full force and effect and such policies and bonds satisfy in all material respects all requirements and obligations of the Company with respect to insurance under the Contracts. The Company does not have Knowledge or have reason to believe that such policies will be terminated or that the premiums with respect to such policies will be increased. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24 Compliance with Laws. The Company has complied in all material respects with, is not in violation of, and has not received any notices of suspected, potential or actual violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.25 Export and Import Control Laws.

(a) The Company and its Subsidiaries (i) have since May 31, 2007 conducted export and import transactions in accordance with all applicable Export and Import Control Laws in all material respects and (ii) are each in compliance in all material respects with the terms of all applicable Export and Import Approvals.

(b) There are no pending or to the Company’s Knowledge threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to any applicable Export and Import Control Laws.

(c) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Export and Import Control Laws.

(d) The execution of the Agreement and the consummation of the transactions contemplated therein will not require approvals from a Governmental Entity in connection with its Export and Import Approvals or if such approvals are required, such approvals can be obtained without material cost.

(e) The Company has established and maintains a compliance program and reasonable internal controls and procedures with respect to the requirements of Export and Import Control Laws.

(f) Section 2.25(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software and technologies.

2.26 Complete Copies of Materials. The Company has made available to Parent true and complete copies of each Contract or document (or summaries of the same if copies are not available) that has been requested by Parent, which shall be deemed to include but shall not be limited to, all Contracts listed on the Disclosure Schedule.

2.27 Anti-Corruption and Anti-Bribery.

(a) The Company and its affiliates, and its respective directors, officers, employees and representatives have, since May 31, 2007, complied with Anti-Corruption and Anti-Bribery Laws and any other applicable anti-corruption or anti-bribery laws and regulations.

(b) Since May 31, 2007, neither the Company nor any of their affiliates or their respective directors, officers, employees, agents or other representatives acting on its or their behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Government Official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (B) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Government Official to use influence with any government, department, agency or instrumentality in order to assist the Company in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

(c) There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Subsidiaries with respect to any applicable Anti-Corruption and Anti-Bribery Laws.

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

2.28 Government Contracts.

(a) Section 2.28(a) of the Disclosure Schedule lists all Government Contracts for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three (3) years prior to the date of this Agreement, including for purposes of clarification only each outstanding Government Bid by the Company. To the extent that a security classification precludes disclosure of information regarding any Government Contracts in an unclassified schedule, the classified information has been excluded from Section 2.28(a) of the Disclosure Schedule.

(b) Intentionally omitted.

(c) Except as disclosed in Section 2.28(c) of the Disclosure Schedule, the Company is not performing any “small business set aside contract,” any other “set aside contract” or other order or Contract requiring small business or other special status as to which the provisions of FAR 19.301-2 apply.

(d) Each Government Contract identified on Section 2.28(a) of the Disclosure Schedule was legally awarded and binding on the parties thereto and is not currently the subject of bid or award protest proceedings.

(e) The Company (i) has complied in all material respects with applicable Laws pertaining to each Government Contract identified on Section 2.28(a) of the Disclosure Schedule, (ii) is and has been in compliance in all material respects with all terms and conditions of each Government Contract identified on Section 2.28(a) of the Disclosure Schedule, including all clauses, provisions and requirements incorporated expressly by reference therein, and all requirements thereunder relating to the safeguarding of, and access to, classified information, and (iii) has not received written notice of any breach or violation of any material Government Contract requirement, certification or representation, or Laws pertaining to any Government Contract.

(f) To the Company’s Knowledge, no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal Laws of the United States or applicable foreign country) in connection with any Government Contract identified on Section 2.28(a) of the Disclosure Schedule or other claim under the United States civil or criminal False Claims Acts or equivalent Law.

(g) All representations, certifications, and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Entity, prime contractor or higher-tier subcontractor in connection with any Government Contract identified on Section 2.28(a) of the Disclosure Schedule were accurate and complete in all material respects when made.

(h) Except as set forth in Section 2.28(h) of the Disclosure Schedule, the Company has not received written notice of, nor have there been, any administrative, civil or criminal investigations, audits, indictment, information, lawsuits, subpoenas, document requests, administrative proceedings, mediations or arbitrations, in each case regarding Government Contracts, involving or related to the Company or any of its partners, principals, officers or employees since May 31, 2007.

(i) Except as set forth in Section 2.28(i) of the Disclosure Schedule, neither the Company (or any Principal thereof, as defined in FAR 52.209-5) nor any of its predecessors, partners, principals or officers has (i) during the last three (3) years, been or is now, suspended, debarred, proposed for debarment or excluded from participation in the award of any Government Contract with any Governmental Entity or for any reason listed on the “Excluded Parties List System” (or similar listing), nor has the Company been made aware that any debarment, suspension or exclusion proceeding has been initiated against the Company or any of its predecessors, partners, principals or officers; (ii) since May 31, 2007, been or is now, the subject of an actual or to the Knowledge of the Company threatened “whistleblower” or qui tam lawsuit or of any formal investigation by a Governmental Entity, in each case, with respect to any alleged act or omission arising under or relating to any Government Contract identified on Section 2.28(a) of the Disclosure Schedule, other than routine audits or inquiries in the ordinary course of business. To the Company’s Knowledge, no fact or circumstance exists that would be reasonably likely to warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company or any of its directors, officers or employees.

(j) Except as set forth in Section 2.28(j) of the Disclosure Schedule, since May 31, 2007, the Company has not made any voluntary disclosure related to any suspected, alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract, nor is the Company contemplating making any such voluntary disclosure. The Company has not made any mandatory disclosure (pursuant to Subpart 3.10 of the FAR or any equivalent Law) with respect to credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil U.S. False Claims Act, or any equivalent Law, with respect to any Government Contract, as a result of the three-year “look back” required by Subpart 3.10 of the FAR or otherwise.

(k) The Company maintains systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance in all material respects with applicable requirements of the Government Contracts identified on Section 2.28(a) of the Disclosure Schedule. Except as set forth in Section 2.28(k) of the Disclosure Schedule, the Company has not received notice of, nor has there been, any cost incurred by the Company pertaining to such Government Contracts or cost accounting practice under the Cost Accounting Standards or otherwise that has been questioned or challenged, is the specific subject of any review, audit or other investigation by any Governmental Entity, or has been disallowed by any Governmental Entity. Except as set forth in Section 2.28(k) of the Disclosure Schedule, the Company is not subject to any “forward pricing” rate agreement with respect to Government Contracts still being performed.

(l) During the last three (3) years, the Company has not received any adverse or negative past performance evaluations or ratings in connection with any Government Contract on Section 2.28(a) of the Disclosure Schedule.

(m) Except as identified on Section 2.28(m) of the Disclosure Schedule, the Company has not received notice that it is, nor is it currently limited, prohibited or otherwise restricted from performing or bidding on any current Government Contract or any future business opportunities, due to “organizational conflicts of interests,” and to the Company’s Knowledge, there are no facts that could reasonably be expected, with regard to a pending or currently contemplated Government Bid, to result in an organizational conflict of interest for the Company or any related Person.

(n) Except as identified on Section 2.28(n) of the Disclosure Schedule, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contract or any account receivable relating thereto, whether a security interest or otherwise, other than as contemplated by this Agreement.

(o) The Company currently maintains a Facility Security Clearance and relevant Employees maintain Personnel Security Clearances necessary to perform work in connection with current Government Contracts and neither the Company, nor any of the directors, officers, employees, consultants or agents of the Company, is, or has, engaged in conduct that violated, in any material respect, any laws, regulations, orders, or rules governing the use, disclosure, or safeguarding of materials or information that has been classified or otherwise controlled by any federal, state, or local governmental entity and the Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company or any Employee.

(p) The terms and phrases in this Section 2.28 shall have the meaning set forth in the FAR.

(q) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Government Contracts.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND TARGET

Each of Parent and Target hereby represents and warrants to the Company (with respect to representations and warranties of Parent and Target), and Sub represents and warrants to Parent and Target (with respect to representations and warranties of Sub), on the date hereof as follows:

3.1 Organization. Each of Parent and Target on the one hand, and Sub, on the other hand, has been duly organized, validly existing and in good standing under the laws of the state of its organization. Each of Parent and Target, on the one hand, and Sub, on the other hand, has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Target is a wholly-owned subsidiary of Parent.

3.2 Authority and Enforceability. Each of Parent and Target, on the one hand, and Sub, on the other hand, has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Target, on the one hand, and Sub, on the other hand, of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Target, on the one hand, and Sub, on the other hand. This Agreement and any Related Agreements to which Parent and Target, on the one hand, and Sub, on the other hand, are parties have been, or as of the Effective Date, will be, duly executed and delivered by Parent and Target, on the one hand and Sub, on the other hand, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or will constitute when executed and delivered, the valid and binding obligations of Parent and Target, on the one hand, and Sub, on the other hand, enforceable against each of Parent and Target, on the one hand, and Sub, on the other hand, in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity.

3.3 Non-contravention. The execution, delivery and performance of this Agreement by Parent and Target and the consummation by Parent and Target of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or formation, the limited liability company agreement or by-laws of Parent or Merger Sub; (ii) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any consent under any Contract to which Parent or Target are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Target, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Target.

3.4 Governmental Consents. No consent of any Governmental Entity is required to be obtained or made by Parent or Target in connection with the execution, delivery and performance by Parent and Target of this Agreement or the consummation by Parent and Target of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger as provided in Section 1.2 hereof and (ii) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

3.5 Investment Representations. Parent is acquiring the Company Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that Parent has no present intention of selling, granting any participation in, or otherwise distributing the same. Parent further represents that it does not have any Contract with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Company Shares. Parent is an accredited investor within the meaning of the rules and regulations of the SEC.

3.6 Litigation. None of Parent, Vintage Partners, L.P., nor Vintage Capital Management, LLC is subject to any Legal Action nor to the Knowledge of such parties has Legal Action been threatened against any such parties, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Vintage Partners, L.P. or Vintage Capital Management LLC that would reasonably be expected to materially and adversely effect the transactions contemplated by this Agreement.

Article IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall operate the business of the Company, in the ordinary course of business consistent with past practices, except (a) as specifically disclosed in Section 4.1 of the Disclosure Schedule, (b) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed) or (c) as specifically contemplated by this Agreement. The Company agrees to pay Indebtedness for borrowed money and Taxes of the Company when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), to use commercially reasonable efforts to pay or perform other obligations when due, and, to the extent consistent therewith, to preserve intact the present business organizations of the Company, keep available the services of the present officers and Employees of the Company, preserve the assets and technology of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing. The Company shall promptly notify Parent of any material event involving the Company that arises during the period commencing with the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Without limiting the generality of the foregoing, except (i) as expressly contemplated by this Agreement, (ii) as expressly set forth in Section 4.1 of the Disclosure Schedule, or (iii) with the prior written consent of Parent (the decision with respect to which will not be unreasonably delayed), the Company shall not from and after the date of this Agreement:

(a) make any expenditure or enter into any commitment or transaction exceeding $50,000 individually or $200,000 in the aggregate;

(b) (i) sell or license or transfer to any Person or entity any rights to any Company Intellectual Property or Technology or enter into any agreement with respect to any Company Intellectual Property or Technology with any Person or with respect to any Intellectual Property Rights or Technology of any Person (other than non-exclusive agreements to provide Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements), (ii) buy or license any Intellectual Property Rights or Technology (except for Shrink Wrap Code) or enter into any agreement with respect to the Intellectual Property Rights or Technology of any Person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party, or (iv) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights or Technology to the Company;

(c) terminate or extend, or materially amend, waive, modify, or violate the terms of, any Contract disclosed on the Disclosure Schedule (or agree to do so), or enter into any Contract which would constitute a Material Contract had such Contract been entered into prior to the date hereof;

(d) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice;

(e) enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(f) initiate or settle any litigation, other than to enforce its rights under this Agreement;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options that are outstanding on the date hereof and disclosed in the Disclosure Schedule;

(h) except in accordance with the terms of the Exchange Documents or existing stock option agreements under the Plan, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than issuances of Company Capital Stock pursuant to exercises of Company Options in accordance with their terms;

(i) cause or permit any amendments to the Charter Documents or other organizational documents of the Company (whether by merger or otherwise);

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(k) except as set forth in Section 4.1(k) of the Disclosure Schedule, purchase or sell (or enter into any agreement to purchase or sell) any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or occupancy agreement, or grant any right to occupy or use, or enter into any lease, sublease, license, or other use or occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the terms of any Lease Agreements or other Contract with respect to real property, or sell or grant any security interest in, or lease, sublease, license or grant any right to use any of the Company’s tangible assets material to the conduct of the Company’s business;

(l) incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien other than a Permitted Lien over any of its assets;

(m) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(n) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, of the Company, except payments made in the ordinary course of business pursuant to the Company Employee Plans set forth in the Disclosure Schedule and provided to Parent or pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(o) hire, offer to hire or terminate any Employees, or encourage any Employees to resign from the Company with base salary in excess of $100,000;

(p) make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(q) adopt, amend or fail to maintain any Company Employee Plan, enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or Employee of the Company, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees except payments made pursuant to this Agreement or standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(r) revalue any of its assets (whether tangible or intangible), including without limitation writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(s) pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, or $100,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Current Balance Sheet;

(t) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any income or other material Tax Return (including any amended Tax Return) unless such Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(u) enter into any license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement (other than non-exclusive licenses of the Company Products to end-users pursuant to agreements that have been entered into in the ordinary course of business consistent with past practices that do not materially differ in substance from the Standard Form Agreements);

(v) adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices; or

(w) take, commit or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(v), inclusive, or any other act or omission that would cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation.

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor any of its affiliates shall (nor shall the Company or any of its affiliates permit any of its officers, directors, key employees, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (A) solicit, initiate, participate or knowingly encourage any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties, or any equity interest in the Company or shares of Company Capital Stock or any rights to acquire any shares of Company Capital Stock or other equity interests in the Company, regardless of the form of transaction (a “Competing Transaction”), or effect any such transaction, (B) disclose any information to any Person concerning the business or properties of the Company, or afford to any Person access to the Company’s properties, books or records, in each case, other than in the ordinary course of business, (C) assist or cooperate with any Person to make any proposal regarding a Competing Transaction, or (D) enter into any agreement with any Person providing for a Competing Transaction. Notwithstanding the foregoing, the Company may contact any Person who has made, or proposes to make a Competing Transaction solely to request clarification of the terms and conditions of such Competing Transaction. In the event that the Company, or any of its affiliates shall receive, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C) or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company or such affiliate shall immediately terminate, suspend or otherwise discontinue any and all discussions or other negotiations with such Person with regard to such offers, proposals, or requests, and shall not provide access as referenced in clause (B) above.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to a Competing Proposal.

(c) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or any officer, director, key employee or agent or representative of the Company acting on behalf of or at the direction of the Company, or the Company’s Board of Directors from providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made a bona fide unsolicited written Competing Proposal if and only to the extent that (A) the Company’s Board of Directors determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Laws, (B) such Competing Proposal is not a result of a breach or violation of the terms of Section 4.2(a) and (C) the Company enters into a confidentiality agreement with such Person with terms in the aggregate no less favorable to the Company than those contained in the Confidential Disclosure Agreement, provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Person).

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company has received an unsolicited bona fide written Competing Proposal from any Person that is not withdrawn that the Company’s Board of Directors concludes in good faith constitutes a Superior Proposal, the Company’s Board of Directors may authorize the Company to terminate this Agreement to enter into an agreement with respect to such Superior Proposal; provided, however, that the Company may take the action set forth in the preceding clause if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with an independent financial advisor of national reputation and outside legal counsel, that failure to do so would violate its fiduciary obligations under applicable Laws;

(ii) (A) the Company shall have provided written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company’s Board of Directors has received an unsolicited bona fide written Competing Proposal that is not withdrawn and that the Company’s Board of Directors has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company’s Board of Directors has resolved to terminate this Agreement pursuant to this Section 4.2(d), which notice shall specify the basis for such resolution, including the identity of the Person or group of Persons making the Superior Proposal and the material terms thereof (including copies of any written requests, proposals or offers, including proposed agreements, and any other material documents relating to such Superior Proposal received from such Person or group of Persons); (B) prior to effecting such termination, (1) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent requested by Parent) to make such adjustments in the terms and conditions of this Agreement, so that such Competing Proposal would cease to constitute a Superior Proposal, and (2) at the end of such Notice Period, the Company’s Board of Directors still determines in good faith, after consultation with outside legal counsel, that the Competing Proposal constitutes a Superior Proposal; provided that, in the event of any material revisions to the Competing Proposal that the Company’s Board of Directors has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.2(d) with respect to such new written notice;

(e) The parties hereto agree that irreparable harm would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Andrew Laurence

Telephone: (407) 909-8015

Facsimile: (208) 728-8077

E-mail address: alaurence@vintcap.com

Brian R. Kahn

Telephone: (407) 909-8015

Facsimile: (208) 728-8077

E-mail address: bkahn@vintcap.com

Any of the parties set forth above may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to Section 4.1 by e-mail or such other notice that complies with the provisions of Section 9.1.

Article V

ADDITIONAL AGREEMENTS

5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company, including all Company Intellectual Property and Technology used by the Company (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (c) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of July 22, 2010 (the “Confidential Disclosure Agreement”) between the Company and Parent until Closing.

5.3 Public Disclosure. The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in the form as mutually agreed and, thereafter, the Company and Parent each shall consult with the other party prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Merger or any other transaction contemplated by this Agreement (other than any Competing Proposal or Superior Proposal). No party shall issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing party determines, based on advice of counsel, that it is required to do so by applicable Law or any listing agreement with a securities exchange, in which case such party shall use reasonable commercial efforts to consult with the other party before issuing any such release or making any such press release or public statement.

5.4 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to cause the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that neither the Company nor Parent shall be required to agree to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its subsidiaries or affiliates, (b) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (c) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”). Nothing herein shall require Parent or the Company to litigate with any third party, including without limitation, any Governmental Entity.

5.5 Notification of Certain Matters. The Company or Parent, as the case may be, shall give prompt notice to the other parties of: (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of the Company or Parent, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing, (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to result in a Material Adverse Effect ; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company, or Parent pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant.

5.6 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company to execute a resignation letter in the form attached hereto as Exhibit B (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

5.7 Expenses. All fees and expenses incurred in connection with the Merger (whether prior to or following Closing) including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, but not limited to, any payments made or anticipated to be made by such party as a brokerage or finders’ fee, agents’ commission, consent fees or other payments made to third parties under Contract in connection with this Agreement, or any similar charge, in connection with the Merger, whenever incurred (“Third Party Expenses”), shall be the obligation of the Company, if the Merger closes, and the obligation of the respective party incurring such fees and expenses, if the Merger does not close. In addition, if the Merger does not close, the Company and Parent will each pay fifty percent (50%) of the aggregate amounts due to (i) Ernst & Young for their due diligence work on matters related to the transactions contemplated by this Agreement and (ii) Jefferies & Company, Inc. (“Jefferies”) for its work in connection with the matters described in the engagement letter dated December 20, 2010 by and between the Company and Jefferies.

5.8 FIRPTA Compliance. On the Closing Date, Target shall deliver to the Company a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to the Company for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.9 Director and Officer Indemnification and Insurance.

(a) The Company agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof and on or after May 31, 2007 or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company’s subsidiaries (each, an “D&O Indemnified Party”) as provided in the Company’s certificate of incorporation and by-laws, as amended (collectively, “Charter Documents”), in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. For six (6) years after the Effective Time, the Company agrees to, and shall cause its certificate of incorporation and by-laws to contain provisions no less favorable with respect to indemnification and limitation of liabilities of the D&O Indemnified Parties and advancement of expenses than are set forth as of the date of this Agreement in such Company Charter Documents.

(b) From the Effective Time through the sixth anniversary of the Effective Time (such period, the “Tail Period”), the Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time with respect to any matter claimed against such Person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided that the Company may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 5.9(b) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 5.9. Any insurance policies provided pursuant to this Section 5.9 shall be from an insurance company with an A.M. Best Co. rating at least as high as the rating received by the Company’s current insurance provider.

(c) The obligations of the Company under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(d) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 5.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

Article VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent, Target and Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing or restraining, in any material respect, the consummation of the Merger, (ii) prohibiting Parent’s ownership or operation of any portion of the business of Company, or (iii) compelling Parent or Company to dispose of or hold separate all or any material portion of the business or assets of Company or Parent as a result of the Merger, shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be threatened or pending.

(c) Closing of Other Agreement. The closing contemplated by that certain agreement identified on Schedule 6.1(c) shall have occurred.

6.2 Conditions to the Obligations of Parent and Target. The obligations of Parent and Target to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Target:

(a) Representations, Warranties and Covenants. (i) (A) The representations and warranties of the Company in this Agreement that are not qualified as to Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date, except for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date; and (B) those representations and warranties of the Company in this Agreement that are qualified as to Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be true and correct as of such date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or would reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect with respect to the Company.

(c) Unanimous Board Approval. This Agreement shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or, with respect to Parent, subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

(e) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Closing.

(f) ISRA Compliance. The Company and its subsidiaries shall have made any necessary filings required by the ISRA.

(g) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) each of the representations and warranties of the Company in this Agreement that are not qualified as to Material Adverse Effect or materiality were true and correct in all material respects as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date, except for representations and warranties which are as of a particular date, which were so true and correct in all material respects as of such date; and (B) those representations and warranties of the Company in this Agreement that are qualified as to Material Adverse Effect or materiality were true and correct in all respects as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which were true and correct as of such date;

(ii) the Company has performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company as of or prior to the Closing; and

(iii) there has not occurred any Material Adverse Effect with respect to the Company.

(h) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Company’s board of directors).

(i) Registration Rights Agreement. The Company shall have delivered an executed Registration Rights Agreement in the form of Schedule 6.2(i) (the “Registration Rights Agreement”).

(j) Management Plan. The Company shall have adopted a management plan in the form of Schedule 6.2(j).

6.3 Conditions to Obligations of the Company and Sub. The obligations of the Company and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of or prior to the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent to the effect that, as of the Closing:

(i) each of the representations and warranties made by Parent and Target in this Agreement (other than the representations and warranties of Parent and Target as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) each of Parent and Target has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of or prior to the Closing.

(c) FIRPTA Certificate. The Company shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of Target.

(d) Parent Contribution. Parent shall have contributed $30,000,000 to the account of Target by wire transfer of immediately available funds, the uses of which are set forth in Parent Schedule A to this Agreement.

Article VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in the Certificates shall survive until the nine-month anniversary of the Closing Date (the “Survival Date”), except to the extent subject to a pending claim for indemnification set forth in an Officer’s Certificate delivered prior to the Survival Date; provided, however, that in the event of fraud, intentional or willful breach by the Company of a representation or warranty contained in this Agreement or in the Certificates, as applicable, such representation or warranty shall not terminate; provided further, however, that the representations and warranties (i) contained in Section 2.1(a) (Organization of the Company), Section 2.2 (Company Capital Structure), and Section 2.4 (Authority and Enforceability) hereof shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, in perpetuity and without limitation, and (ii) contained Section 2.11 (Tax Matters) shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is sixty (60) calendar days immediately following the expiration of the statutes of limitations (including any extensions or waivers thereof) applicable to any Taxes which are the subject of any such representations and warranties hereof (the representations and warranties identified in subsections (i) and (ii) of this Section 7.1, the “Surviving Representations”). The representations and warranties of Parent and Target contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.

7.2 Indemnification.

(a) By virtue of the Merger, subject to the provisions of this Article VII, from and after the consummation of the Merger, the Company agrees to indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives (the “Indemnified Parties”), against all claims, losses, Liabilities, damages, Taxes, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of the following (the “Indemnifiable Matters”):

(i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement, the Related Agreements or in the Certificates;

(ii) any failure by the Company to perform or comply with any covenant or agreement applicable to any of them contained in this Agreement or the Related Agreement;

(iii) (A) any fraud committed by the Company or any of its Affiliates or of which the Company has Knowledge and (B) any intentional breach or intentional misrepresentation of or related to this Agreement, any Certificate, or other instrument delivered pursuant to this Agreement committed by the Company or of which the Company has Knowledge.

(b) For the purposes of this Article VII only, solely when determining the amount of Losses suffered by an Indemnified Party as a result of any breach, inaccuracy or failure, any representation, warranty, covenant or agreement given or made by the Company that is qualified or limited in scope as to materiality or Material Adverse Effect (including the definition of Material Contracts) such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

(c) The Company shall not have any right of contribution, indemnification or right of advancement from Parent or the Surviving Corporation with respect to any Loss claimed by an Indemnified Party.

(d) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement (other than the Certificates) against the parties thereto.

(e) Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses to the extent required under applicable Law.

7.3 Maximum Payments; Remedy.

(a) Notwithstanding the foregoing, except as set forth in the second sentence of this Section 7.3(a), an Indemnified Party may not recover any Losses under Section 7.2(a)(i) hereof unless and until such Losses under Section 7.2(a)(i) hereof exceed $400,000 in the aggregate (the “Basket”), at which time such Indemnified Party shall be entitled to recover Losses so identified in full from the first dollar (including the amount of the Basket) in the manner provided in Section 7.3(b). The provisions of this Section 7.3(a) shall not apply to any and all claims or payments made with respect to all Losses incurred pursuant to Section 7.2(a)(i) for any breach or inaccuracy of any Surviving Representation.

(b) From and after the Closing, the receipt of additional shares of Company Common Stock equal to the Losses incurred or sustained based on the Share Price shall be the sole and exclusive remedy of Parent and the other Indemnified Parties for recovery of Losses under the indemnification provisions contained in this Article VII (it being understood that nothing in this Section 7.3(a) or elsewhere in this Agreement shall affect Parent’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing); provided, however, that Parent shall not be entitled to recover for Losses exceeding $5,000,000 in the aggregate. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Company in respect of Losses arising out of fraud, any intentional breach or intentional misrepresentation of or related to this Agreement, or any Certificate.

(c) Nothing in this Article VII shall limit the Liability of any party hereto for any breach of any representation or warranty contained in this Agreement if the Merger does not close.

(d) The waiver of any condition based on the accuracy of any representation or warranty or compliance with any covenant, will not affect the right to indemnification based on such representations and warranties or covenant resulting from any knowing or intentional breach or to the extent that the Company reasonably should have Known that such representation and warranty would not be true and correct.

7.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate.

(i) An Indemnified Party may seek recovery of Losses pursuant to this Article VII by delivering to the Company an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that an Indemnified Party has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated and the nature of the Indemnifiable Matter to which such item is related.

(ii) Subject to the provisions of Section 7.3(a), Section 7.4(b), Section 7.4(c) and Section 9.9 hereof, the Company shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to the Company, deliver a number of shares of Company Common Stock equal to the amount of the Loss determined in accordance with Section 7.3(b) to the Indemnified Party seeking indemnification. For purposes of Sections 7.4 and 7.5, actions to be made or taken by the Company shall be submitted for approval to a panel of three independent arbitrators chosen by a majority of the Independent Directors.

(b) Objecting to a Claim for Indemnification.

(i) The Company may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to midnight (New York time) on the 30th day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) If the Company does not object in writing to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Company that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

(c) Resolution of Conflicts; Arbitration.

(i) In case the Company timely delivers an Objection Notice, the Company and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. Either party may, but shall not be obligated to, initiate non-binding mediation of the dispute with the assistance of a neutral arbitrator belonging to and under the rules of the CPR Institute for Dispute Resolution. The party requesting the mediation shall arrange for mediation services, subject to the approval of the other party, which shall not be unreasonably withheld. Mediation shall take place in New York during reasonable business hours and upon reasonable advance notice. Mediation may be scheduled to begin at any time, but with at least ten (10) Business Days’ written notice to all parties. If one party initiates mediation, the parties (i) shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude that they cannot resolve the dispute and (ii) shall not pursue other remedies while such mediation is proceeding. If the Company and Parent reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii) If no such agreement can be reached after good faith negotiation (and, if applicable, mediation) prior to 90 days after delivery of an Objection Notice, either Parent or the Company may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either event, the matter shall be settled by arbitration conducted pursuant to Section 9.9.

(iii) Arbitration under Section 9.9 shall apply to any dispute among the Company and the Indemnified Parties under this Article VII hereof.

(iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

7.5 Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall promptly notify the Company of such claim, and the Company shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Company promptly shall not relieve the Company of any liability, except to the extent and only to the extent the Company demonstrates that the defense of such action is materially prejudiced thereby. If there is a third party claim that, if adversely determined, would give rise to a right of recovery for Losses hereunder, then any amounts incurred by the Indemnified Parties in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Company, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter; provided further, however, the consent of the Company with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Company shall have objected within twenty (20) days after a written request for such consent by Parent. In the event that the Company has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent.

7.6 Tax Treatment. Any payment under Article VII of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by January 21, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date;

(f) by the Company if the Board of Directors of the Company authorizes the Company to enter into an agreement constituting a Superior Proposal, provided that the Company complies with Section 4.2 and concurrently with such termination, the Company pays Parent the Termination Fee; or

(g) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, any Related Agreements or any Certificate or other instrument delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Section 5.2 (Confidentiality), Section 5.3 (Public Disclosure), Section 5.7 (Expenses), Section 7.2(e) (Maximum Payments; Remedy), Article IX (GENERAL PROVISIONS), Section 8.1(f) with respect to the payment of the Termination Fee, and this Section 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

8.4 Extension; Waiver. At any time prior to the Closing, Parent and Target, on the one hand, and the Company and Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Target, to:

Vintage Albany Acquisition, LLC

c/o Vintage Capital Management, LLC

4705 S Apopka Vineland Rd.

Suite 210

Orlando, FL 32819

Attention: Brian R. Kahn

Facsimile No.: (208) 728-8007

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Bradley L. Finkelstein

Facsimile No.: (650) 493-6811

(b)	if to the Company or Sub, to:

API Technologies Corp.

c/o Barnes & Thornburg LLP

One North Wacker Drive

Chicago, IL 60606

Attention: Leslie J. Weiss

Facsimile No.: (312) 759-5646

with a copy to (which shall not constitute notice):

Barnes & Thornburg LLP

One North Wacker Drive

Chicago, IL 60606

Attention: Leslie J. Weiss

Facsimile No.: (312) 759-5646

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.4 Entire Agreement; Assignment. This Agreement, the exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as otherwise specifically provided herein, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 9.9 hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Resolution of Conflicts; Arbitration. Except as otherwise specifically provided in this Agreement, any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by three arbitrators chosen by mutual agreement of Parent and the Company. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or the Company. Parent and the Company shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(b) Discovery. In any arbitration under this Section 9.9, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in an Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s). The parties to the arbitration may apply to a court of competent jurisdiction for a permanent injunction or other equitable relief in order to enforce a party’s obligation to consummate the transactions contemplated hereby without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

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IN WITNESS WHEREOF, Parent, Sub, the Company, and Target have caused this Agreement to be signed, all as of the date first written above.

VINTAGE ALBANY ACQUISITION, LLC

By:	Vintage Albany Partners, L.P., its sole member

By:	Vintage Albany Partners GP, LLC, its general partner

By:	/s/ Brian R. Kahn
Name:	Brian R. Kahn
Title:	Manager

SENDEC CORP.

By:
Name:	Kenton W. Fiske
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub, the Company, and Target have caused this Agreement to be signed, all as of the date first written above.

API MERGER SUB, INC.

By:	/s/ Jonathan Pollack
Name:	Jonathan Pollack
Title:	President

API TECHNOLOGIES CORP.

By:	/s/ Jonathan Pollack
Name:	Jonathan Pollack
Title:	Executive Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]